GLOBALSTAR ANNOUNCES 2013 FOURTH QUARTER AND ANNUAL RESULTS

Highlights include significant increases in total revenue; increases in Duplex metrics such as subscriber additions, service revenue and ARPU; and a substantial increase in adjusted EBITDA.

Covington, LA – (March 10, 2014) – Globalstar, Inc. (OTCQB: GSAT) today announced its financial results for the three-month and twelve-month periods ended December 31, 2013.

FOURTH QUARTER FINANCIAL REVIEW

Jay Monroe, Chairman and CEO of Globalstar, commented, “2013 represents a truly historic year for Globalstar and, after a multi-year period marked by numerous difficulties and delays, this year we were able to emerge with a fully operational second-generation constellation, a materially improved balance sheet and liquidity position, improved growth profile including rapidly increasing Adjusted EBITDA and the initiation of an important regulatory proceeding for our Terrestrial Low Power Service (“TLPS”). I am proud of the Company’s ability to navigate through many issues during 2013 and to have successfully removed many impediments. The Company is on a renewed path to prosperity leveraging its unique set of assets and capabilities.”

Revenue

Revenue was $21.0 million for the fourth quarter of 2013 compared to $19.1 million for the fourth quarter of 2012, an increase of 10%, which was due to increases in both service revenue and subscriber equipment revenue.

Service revenue was $16.8 million for the fourth quarter of 2013 compared to $15.3 million for the fourth quarter of 2012, an increase of $1.5 million, or 10%. The primary driver of this increase was growth in Duplex revenue, which increased $1.5 million, or 33%. The growth in Duplex service revenue was due to improved network performance driving higher minutes of use, a 16% increase in revenue-generating subscribers, and an almost 90% increase in gross activations over the fourth quarter of 2012. These factors drove a 35% increase in Duplex ARPU to $24.97. Fourth quarter 2013 service revenue growth also reflected, to a lesser extent, both SPOT and Simplex revenue growth, which increased 2% and 13%, respectively. The increases in Duplex, SPOT and Simplex service revenue were offset partially by decreases in other service revenue. Other service revenue decreased to $1.1 million for the fourth quarter of 2013 compared to $1.7 million for the fourth quarter of 2012, a decrease of $0.6 million, or 33%. This decrease was due to a decline in revenue generated from various non-core operations, including a line of business in certain of our European markets and third party revenue as we transition wholesale subscribers back to our network.

Subscriber equipment sales revenue was $4.2 million in the fourth quarter of 2013, an increase of 13% from the fourth quarter of 2012. Consistent with trends the Company has experienced throughout 2013, Duplex equipment sales revenue increased nearly 70%, or $0.6 million, from the fourth quarter of 2012, which was due to recapturing MSS market share driven by new sales of our Duplex GSP 1700 satellite phone and the SPOT Global Phone. SPOT equipment sales revenue also increased 30%, or $0.3 million, due in large part to the successful introduction of SPOT Gen 3™ at the end of the third quarter 2013 and the SPOT Trace in November 2013. Comparing the fourth quarter of 2013 to the same period in 2012, Simplex equipment sales revenue decreased $0.5 million due to the change in the mix of products sold during the respective quarters.

Net Loss

Net loss increased during the fourth quarter of 2013 reflecting the impact of substantial non-cash charges resulting from an increase in the value of the Company’s derivative instruments, which was driven primarily from a 61% increase in the Company’s stock price during the fourth quarter of 2013. The Company reported a net loss of $234.8 million for the fourth quarter of 2013 compared to $19.0 million for the fourth quarter of 2012. The increased net loss was due also to several other non-cash items, such as higher interest expense driven by decreases in the amount of interest being capitalized and note conversion activity, as well as higher depreciation expense as the Company placed additional satellites into service during 2013.

Adjusted EBITDA

Adjusted EBITDA was $3.9 million for the fourth quarter of 2013 compared to $2.5 million in the fourth quarter of 2012, an increase of 58%. This increase was due to a $1.9 million increase in revenue offset by a $0.5 million increase in total operating expenses (excluding EBITDA adjustments). The increase in operating expense was due primarily to investments made for sales and marketing initiatives, including expanding the Company’s distribution network and additional advertising spend associated with new product launches.

OPERATIONAL AND REGULATORY UPDATE

Regulatory Reform for Terrestrial Spectrum Authority

•	On November 1, 2013, the FCC voted unanimously to release proposed rules that would permit Globalstar to provide low-power terrestrial mobile broadband services over 22 MHz of spectrum, including 11.5 MHz of Globalstar’s licensed S-band spectrum at 2483.5-2495 MHz, as well as the non-exclusive use of the adjacent 10.5 MHz of unlicensed spectrum at 2473-2483.5 MHz. The comment period ends May 5, 2014 following the February 24, 2014 publication of the proposal in the Federal Register with reply comments due June 4, 2014.

Product Developments

•	In November 2013, Globalstar introduced SPOT Trace, a consumer-focused anti-theft asset tracking device. SPOT Trace helps ensure cars, motorcycles, boats, ATVs, snowmobiles and other valuable assets are constantly monitored with a notification alert system when improper movement is detected.

•	In January 2014, Globalstar announced Sat-Fi, a revolutionary new technology that the Company intends to bring to market during the second quarter of 2014. Sat-Fi will permit customers to use their existing smartphones and other Wi-Fi enabled devices to communicate over Globalstar’s satellite system.

•	In February 2014, Globalstar announced STX3, a Simplex satellite global transmitter featuring the world’s lowest power-consuming technology for global M2M solutions.

2013 FINANCIAL REVIEW

Revenue increased to $82.7 million during 2013 compared to $76.3 million for 2012. Service revenue for 2013 increased 12% to $64.6 million compared to $57.5 million in 2012 while equipment sales revenue decreased slightly to $18.1 million from $18.9 million in 2012. Net loss increased to $591.1 million compared to $112.2 million in 2012 due primarily to non-cash items, including an increase in the value of the Company’s derivative instruments, which was driven by the more than 400% increase in the Company’s stock price during 2013, and other non-cash debt transactions, including the recognition of non-cash losses on extinguishment of debt resulting from transactions executed in connection with the refinancing of its 5.75% Notes in May 2013 and the Amended and Restated Loan Agreement with Thermo in July 2013. Net loss also increased during 2013 due to other non-cash items, including primarily higher interest and depreciation expense. Adjusted EBITDA during 2013 increased 21% to $11.9 million from $9.8 million in 2012. This improvement was due to growth in service revenue, offset partially by increases in operating costs due primarily to strategic investments in the Company’s sales and marketing initiatives and in its gateway infrastructure.

Mr. Monroe concluded, “Globalstar is well positioned in the evolving world of communications with a restored global constellation, new product suite and an ongoing TLPS regulatory process which will provide the nation with an incremental 22 MHz of terrestrial spectrum for broadband services. TLPS offers a controlled, managed terrestrial service with superior throughput and quality of service characteristics without the limitations of highly compromised public Wi-Fi channels. We look forward to significant operating growth in our Duplex, SPOT and Simplex business lines and to clearing the important milestones of our process before the FCC.”

CONFERENCE CALL

The Company will conduct an investor conference call today at 5:00 p.m. EDT to discuss fourth quarter 2013 financial results.

Details are as follows:
Conference Call:

5:00 p.m. EDT

Investors and the media are encouraged to listen to the call through the Investor Relations section of the Company’s website at www.globalstar.com/investors.

If you would like to participate in the live question and answer session following the Company’s conference call, please dial 1 (800) 708-4540 (US and Canada), 1 (847) 619-6397 (International) and use the participant pass code 36721314.

Audio Replay:	A replay of the earnings call will be available for a limited time and can be heard after 7:30 p.m. EDT on March 10, 2014. Dial: 1 (888) 843-7419 (US and Canada), 1 (630) 652-3042 (International) and pass code 3672 1314#

About Globalstar, Inc.

Globalstar provides mobile satellite voice and data services. Globalstar offers these services to commercial customers and recreational consumers in more than 120 countries around the world. The Company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems, flexible airtime service packages and the SPOT family of mobile satellite consumer products including the SPOT Satellite GPS Messenger. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications. Note that all SPOT products described in this press release are the products of Spot LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

Investor contact information:

Email
investorrelations@globalstar.com

Phone
(985) 335-1538

Safe Harbor Language for Globalstar Releases

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to actions by the FCC, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions.

Any forward-looking statements made in this press release are accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

 GLOBALSTAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenue:
Service revenues	$16,789	$15,323	$64,644	$57,468
Subscriber equipment sales	4,205	3,739	18,067	18,850
Total revenue	20,994	19,062	82,711	76,318
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	7,297	7,853	30,210	30,071
Cost of subscriber equipment sales	2,948	2,816	13,623	13,280
Cost of subscriber equipment sales - reduction in the value of inventory	5,794	439	5,794	1,397
Marketing, general, and administrative	7,308	6,434	29,888	27,496
Reduction in the value of long-lived assets	-	-	-	7,218
Contract termination charge	-	-	-	22,048
Depreciation, amortization, and accretion	24,478	20,524	90,592	69,801
Total operating expenses	47,825	38,066	170,107	171,311
Loss from operations	(26,831)	(19,004)	(87,396)	(94,993)
Other expense:
Gain (loss) on extinguishment of debt	1,717	-	(109,092)	-
Loss on equity issuance	-	-	(16,701)	-
Interest income and expense, net of amounts capitalized	(27,959)	(8,090)	(67,828)	(21,486)
Derivative gain (loss)	(179,087)	9,535	(305,999)	6,974
Other	(1,839)	(1,341)	(2,962)	(2,280)
Total other income (expense)	(207,168)	104	(502,582)	(16,792)
Loss before income taxes	(233,999)	(18,900)	(589,978)	(111,785)
Income tax expense	798	52	1,138	413
Net loss	$(234,797)	$(18,952)	$(591,116)	$(112,198)

Loss per common share:
Basic	$(0.36)	$(0.05)	$(0.96)	$(0.29)
Diluted	(0.36)	(0.05)	(0.96)	(0.29)

Weighted-average shares outstanding
Basic	779,483	424,180	614,959	388,453
Diluted	779,483	424,180	614,959	388,453

 GLOBALSTAR, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(Dollars in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Net loss	$(234,797)	$(18,952)	$(591,116)	$(112,198)

Interest income and expense, net	27,959	8,090	67,828	21,486
Derivative (gain) loss	179,087	(9,535)	305,999	(6,974)
Income tax expense	798	52	1,138	413
Depreciation, amortization, and accretion	24,478	20,524	90,592	69,801
EBITDA	(2,475)	179	(125,559)	(27,472)

Reduction in the value of long-lived assets and inventory	5,794	439	5,794	8,615
Non-cash compensation	403	341	2,282	1,322
Research and development	98	120	572	336
Severance	-	5	5	51
Foreign exchange and other	1,839	1,341	2,962	2,280
Thales arbitration expenses	-	72	-	1,803
Contract termination charge	-	-	-	22,048
Gain (loss) on extinguishment of debt	(1,717)	-	109,092	-
Loss on equity issuance	-	-	16,702	-
Write off of deferred financing costs	-	-	-	833
Adjusted EBITDA (1)	$3,942	$2,497	$11,850	$9,816

(1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, R&D costs associated with the development of new products, and certain other significant charges. Management uses Adjusted EBITDA in order to manage the Company’s business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to a similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company’s performance, including the effects of pricing, cost control and other operational decisions. The Company’s management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company’s operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company’s operating performance has material limitations. Because of these limitations, the Company’s management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

 GLOBALSTAR, INC.

SCHEDULE OF SELECTED OPERATING METRICS

(Dollars in thousands, except subscriber and ARPU data)

(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2013		2012		2013		2012
	Service	Equipment	Service	Equipment	Service	Equipment	Service	Equipment
Revenue
Duplex	$6,345	$1,409	$4,755	$836	$22,788	$6,565	$18,438	$3,447
SPOT	6,994	1,465	6,868	1,128	27,902	4,546	25,227	5,196
Simplex	2,023	1,176	1,792	1,630	7,619	5,927	6,146	9,081
IGO	290	176	223	119	1,029	841	804	990
Other	1,137	(21)	1,685	26	5,306	188	6,853	136
	$16,789	$4,205	$15,323	$3,739	$64,644	$18,067	$57,468	$18,850

Average Subscribers
Duplex	84,691		85,734		84,247		88,189
SPOT (2)	221,129		238,487		231,488		221,911
Simplex	224,504		185,137		209,756		164,459
IGO	39,456		41,128		40,249		42,252

ARPU (1)
Duplex	$24.97		$18.49		$22.54		$17.42
SPOT (2)	10.54		9.60		10.04		9.47
Simplex	3.00		3.23		3.03		3.11
IGO	2.45		1.81		2.13		1.59

(1)	Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of income. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

(2)	Beginning in 2013, Globalstar initiated a process to deactivate certain suspended subscribers in its SPOT subscriber base. During the first quarter of 2013, approximately 36,000 subscribers were deactivated.